Exhibit 4.28



                                  MORTGAGE NOTE

$375,000.00                                            November 21, 2002
                                                       West Berlin, New Jersey


         FOR VALUE RECEIVED, EP MEDSYSTEMS, INC., a New Jersey corporation with an address of Cooper Run Executive Park 575 Rout 73 North West Berlin, NJ 08091 (hereinafter referred to as "Maker") hereby promises to pay to the order of Anthony Varrichio, residing at 5600 Tanner Trail Plano, Texas 75093, the principal sum of THREE HUNDRED SEVENTY FIVE THOUSAND DOLLARS ($375,000.00) lawful money of the United States of America, together with interest on the outstanding balance thereof, at the rate and on the terms set forth herein. Maker and payee acknowledge that Maker is also giving a Mortgage Note to William Winstrom ("Winstrom") in the principal sum of $375,000 contemporaneously with this Mortgage Note (the note issued to Winstrom hereinafter referred to as the "Winstrom Note"). The Winstrom Note is substantially identical to this Note, except that the Payee is William Winstom, not Anthony Varrichio.

SECTION 1.  INTEREST
            --------

         The interest rate hereunder shall be eight percent (8.0%) per annum for the period commencing on the Commencement Date (defined below) and ending on the Maturity Date (defined below).

SECTION 2.  REPAYMENT TERMS
            ---------------

         Principal and interest shall be payable to Payees, in lawful money of the United States, at Payees' address first designated above, or at such other place as the holder of this Note may designate from time to time, in the following manner:

         (a)Commencing on the date this Note is executed (the "Commencement Date"), interest shall accrue at the rate of eight percent (8.0%) per annum on the remaining principal balance and shall be paid quarterly in arrears on April 1, July 1, October 1 and January 1, commencing April 1, 2003. The initial quarterly payment of interest only shall be paid by Maker to Payees in the amount of $15,000; provided, the payment on April 1, 2003 shall include a per diem interest from the Commencement Date through April 1, 2003. If Maker chooses to make payments in an amount greater than the quarterly interest only payment of $7,500 excess amount shall be applied against the principal balance and subsequent quarterly interest only payments shall be calculated on the remaining principal balance (rather than the original principal balance of $375,000.00).

        (b) On January 15, 2006 (the "Maturity Date"), the then outstanding principal balance together with any unpaid accrued interest thereon and any unpaid fees, charges or other sums or advances provided for herein or in the accompanying Mortgage between EP MedSystems, Inc. and Payees dated as of the date hereof securing the obligations hereunder shall be due and payable.

         Maker shall have the privilege at any time and from time to time of prepaying this Note, in whole or in part, including any unpaid fees, charges or other advances provided for in this Note, with thirty (30) days advance written notice. Any partial prepayment shall be applied to accrued, but unpaid interest and then to principal, and no partial prepayment shall postpone or interrupt scheduled payments of principal, ineterst, fees and charges or the installment of principal or the payment of the remaining principal balance, all of which shall continue to be due and payable at the time and manner set forth herein.

         Any partial prepayment shall be applied to principal, and no partial prepayment shall postpone or interrupt scheduled payments of principal, interest, fees and charges or the installment of principal or the payment of the remaining principal balance, all of which shall continue to be due and payable at the time and in the manner set forth herein.

         Maker agrees that in the event any payment set forth above shall be overdue for a period in excess of fourteen (14) days, Maker shall pay to Payees a late charge of ten percent (10.0%) of the quarterly payment amount, in addition to any other sums due hereunder. The imposition of any late charge shall not be construed to obligate Payees to accept any overdue installment nor to limit Payees' rights and remedies for Maker's default as hereinafter set forth. Payees may deduct the late charge from any payment made.

         Payees shall have the right to apply any installment to principal, interest, late fees, other charges due hereunder or any amount due under the Mortgage at Payees' sole discretion.

SECTION 3.        CONVERSION

         3.1 Term of Conversion. Subject to the provisions of this Section 3, at any time prior to the maturity or prepayment of the Note, Payees may convert all (but not less than all) of the then outstanding principal balance and accrued interest under the Note into fully paid and non-assessable shares of Common Stock ("Conversion Shares"). The number of Conversion Shares issuable upon conversion of the Note shall be determined by dividing (i) the sum of the outstanding principal balance and accrued interest on the Note by (ii) the Conversion Price in effect on the Conversion Date. Maker will deliver a check in lieu of any fractional share issuable upon conversion.

                  The terms listed below shall have the following meanings for purposes of this Agreement:

                  (a) "Common Stock" shall mean the common stock, no par value and $.0001 stated value per share, of Maker.

                  (b) "Conversion Date" shall mean the date Maker receives the Conversion Notice as described in Section 3.2.

                  (c) "Conversion Price" shall mean the following, each subject to adjustment as described below in Section 3.5:

(i) The principal balance is convertible in full by debt holder into Common Stock of EP MedSystems, Inc, (the Company) by dividing the amount outstanding by the share price determined as follows:

(ii) Beginning on the Commencement Date through December 31, 2003, Principal is convertible into Common Stock of Company at $2.14 per share.

(iii) Beginning January 1,2004 through December 31, 2004, Principal is convertible into Common Stock of Company at $2.50 per share.

(iv) Beginning January 1, 2005 through the Maturity Date, Principal is convertible into Common Stock of Company at $3.00 per share.



         3.2 Conversion Procedure. To convert the Note hereunder, Payees must
(i) notify the Maker in writing of its intent to convert the note in full ("Conversion Notice"), (ii) surrender the Note to Maker marked "Cancelled",
(iii) furnish appropriate endorsements and transfer documents, if required by Maker, and (iv) pay any transfer or similar tax, if required.

         3.3 Delivery of Stock Certificates. As soon as practicable on or after the Conversion Date, Maker shall deliver to Payees a certificate for the number of full shares of Common Stock issuable upon the conversion of the Note.

         3.4 Restrictions on Transferability. Payee acknowledges that the Common Stock issued upon conversion of the Note may be resold, assigned, pledged or otherwise transferred only pursuant to an exemption from registration in accordance with Rule 144 (if available) under the Securities Act of 1933, as amended ("1933 Act"), or as otherwise may be available under applicable federal and state securities laws in the opinion of counsel for Maker or pursuant to an effective registration statement under the 1933 Act with respect to such shares and in accordance with any applicable securities laws of any state or other jurisdiction of the United States. A legend to this effect will be placed on each certificate representing the Conversion Shares and any other securities issued in respect of the Conversion Shares. However, so long as the payee and Winstrom hold collectively, at least 50,000 shares of the Conversion Shares (with respect to Winstrom, as that term is defined as in the Winstrom Note, Payee or Winstrom may make written demand for Maker, at its, costs, to register such shares, under Form S-3 or similar filing with the Securities and Exchange Commission. Maker shall use its commercially reasonable efforts to register on one such registration statement for Payee and Winstrom no less than 50,000 shares of Conversion Shares within 60 days of demand by either of them, provided Maker may delaysuch registration (or suspend such registration) if Maker in its reasonable opinion may be required to prematurely disclose material nonpublic information concerning Maker. Maker may satisfy the foregoing registration obligation, if within 60 day period, maker registers such shares, on another registration statement involving a primary or secondary offering of Maker'ssecurities. The obligation to register such shares shall cease four years from the date hereof. Payee and Winstrom will cooperate with Maker in the registration of such shares includingfurnishing information as may be required.

         3.5 Dilution. The Conversion Price with respect to the Conversion Shares shall be subject to adjustment from time to time as follows:

                           (a) On any recapitalization through the subdivision
or combination of the
outstanding Common Stock into a greater or smaller number of shares for no consideration, the Conversion Price shall be appropriately decreased or increased to reflect such recapitalization.

                           (b) On any stock dividend or other distribution
payable in Common Stock, or in
securities convertible into or exchangeable for Common Stock, the Conversion Price shall be appropriately decreased.

                           (c) No adjustment in the Conversion Price shall be
required in the case of the
issuance or granting by Maker of Common Stock or other equity securities of Maker for fair value for any valid corporate purpose including, but not limited to, financing, capital, employee or officer incentive programs, or conversion of warrants or other equity securities of Maker outstanding as of the date hereof or as may be hereafter issued.

                           (d) In case of any reclassification of the Common
Stock (other than a subdivision
or combination referred to in Subsection (a) above), or in case of any consolidation of Maker with, or merger of Maker into, another corporation (other than a consolidation or merger in which Maker is the continuing corporation and which does not result in a reclassification or exchange of the Common Stock), or in case of any sale or conveyance to another corporation of the property of Maker as an entirety or substantially as an entirety, Payees shall thereafter have the right to convert the Note into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which the Note might have been converted immediately prior to such consolidation, merger, sale or conveyance. The provisions of this Subsection (d) shall similarly apply to succeeding reclassifications, consolidations, mergers, sales or conveyances.

         3.6 Owner of Conversion Shares. Maker may deem and treat the persons in whose name the Conversion Shares are registered as the absolute owner thereof for all purposes whatsoever, and Maker shall not be affected by any notice to the contrary.

         3.7 No Rights as a Shareholder. Payees shall not have any rights of ownership in the Common Stock, such as the right to vote or receive dividends, prior to conversion of the Note and receipt of the Conversion Shares.

SECTION 4.  SECURITY
            --------

         This Note is secured by the following security documents("Security Document"):

         1. A first mortgage (the "Mortgage") from Maker to Payees, dated of even date herewith, covering certain premises know as Units D-1, D-2, D-3, D-4, D-5 and D-6 in the Cooper Run Executive Park located at 575 Route 73 North, West Berlin, New Jersey (the "Mortgaged Property").

         All of the agreements, conditions, covenants, provisions and stipulations contained in the Security Document are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein, and Maker covenants and agrees to keep and perform them, or cause them to be kept and performed, strictly in accordance with its terms.

SECTION 5.  DEFAULT
            -------

         If (I) Maker shall fail to pay any sum within 15 days of the date when due hereunder; and such failure continues for 15 days following written notice of nonpayment to maker;provided,(ii) Maker shall fail to perform any other obligation hereunder on its due date and its failure continues period of 30 days following the date Payee has delivered written notice of such failure to Maker;
(iii) Maker shall fail to perform any obligation under any of the Security Documents after giving effect to any applicable cure periods contained in such Security Document; or (iv) an Eveny of Default shall have occurred under the Varrichio Noet regarless of whether Varrichio has accelerated the unpaid principal balance under the Varichio Note. (any such default being hereinafter being called an :Event of Default"), the the entire unpaid principal on this Note together with interest accrued thereon and wit all other sums due or owed by Maker hereunder (including any unpaid fees) and under the terms of the Security Documents, shall, at the option of Payee and without notice to maker, become due and payable immediately with interest at the rate equal to the lower of 15% per annum or the highest interest rate permiited by law, togetherwith reasonable attorney's fees fro collection and payment and the same may be enforced and recovered by entry of judgement on this Note and the issuance and execution thereon.
         Maker (and all endorsers, sureties, and mortgagors) hereby waives all benefit that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, providing for any stay of execution, exemption from civil process or extension of time, and agrees that such property may be sold to satisfy any judgment entered on this Note or the Security Documents, in whole or in part, and in any order as may be desired by Payees.

         Maker (and all endorsers, and sureties, if any) waives presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note.

SECTION 6.  MISCELLANEOUS
            -------------

         Payees shall not be deemed by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Payees, and then only to the extent specifically set forth in the writing. A waiver as to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

         Maker shall pay the cost of any revenue, tax or other stamps now or hereafter required by law at any time to be affixed to this Note and/or the Security Documents; and if any taxes be imposed with respect to debts secured by this Note and/or the Security Documents, Maker agrees to pay or to reimburse Payees upon demand the amount of such taxes and if Maker fails or refuses or is not legally permitted to do so, Payees may at their option accelerate this Note to maturity as in the case of an Event of Default by Maker. Nothing in this Paragraph shall be deemed to require Maker to pay income taxes payable by the Payees.

         Maker represents amd warrants that this Note and the Security Document have duly approved by all necessary corporate action and that the person executing this Note on behalf of the Maker represents that such person has the authority to do so.

         IN ANY LEGAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THIS NOTE OR THE RELATIONSHIP EVIDENCED HEREBY, MAKER HEREBY IRREVEOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN ANY COUNTY IN THE STATE OF NEW JERSEY WHERE PAYEES MAINTAIN AN OFFICE AND AGREES NOT TO RAISE ANY OBJECTION OT SUCH JURISDICTION OR TO THE LAYING OR MAINTAINING OF THE VENUE OF ANY SUCH PROCEEDING IN SUCH COUNTY, MAKER AGREES THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE DULY EFFECTED UPON IT BY MAILING A COPY THEREOF, BY REGISTERED MAIL, POSTAGE PREPAID, TO MAKER.

         MAKER HEREBY WAIVES, AND PAYEES BY THEIR ACCEPTANCE HEREOF THEREBY WAIVES, TRIAL BY JURY IN ANY LEGAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THIS NOTE OR THE RELATIONSHIP EVIDENCED HEREBY, THIS PROVISION IS A MATERIAL INDUCEMENT FOR PAYEES TO ENTER INTO ACCEPT OR RELY UPON THIS NOTE.

         This instrument shall be construed according to and governed by the laws of the State of New Jersey, except to the extent that those laws may be preempted by the laws of the United States of America, and any judgment entered hereon should be given full faith and credit in any state in which Payees may seek to enforce such judgment, including without limitation, the State of New Jersey.

         If any term or provision of this Note or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Note, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Note shall be valid and be enforced to the fullest extent permitted by law.

SECTION 7.  NOTICES
            -------

         All notices required to be given hereunder shall be effectively given only if in writing and either hand-delivered, sent via overnight delivery by a recognized national courier, or sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the party entitled to receive the same at the address specified below or at such other address as may be directed, by proper notice, by such party. All notices delivered by hand or overnight delivery shall be deemed given and received when physically delivered to an agent of the recipient at the address location, and all notices by mail shall be deemed given and received on the second (2nd) mail delivery date after such mailing. Any notice may be given on behalf of a party by its legal counsel.

                           If to Maker:              EP MedSystems, Inc.
                                                     Attn: President
                                                     Cooper Run Executive Part
                                                     575 Route 73 North
                                                     West Berlin, NJ  08091

                           If to Payees:             Anthony Varrichio
                                                     5600 Tanner Trail
                                                     Plano, Texas 75093

         IN WITNESS WHEREOF, Maker has duly executed this Note under seal the date and year first above written.



ATTEST:                                     MAKER:

                                            EP MEDSYSTEMS, INC.,
                                            a New Jersey corporation


By:___________________________              By:________________________________
Name:                                                Name:
Title:                                               Title:


By:___________________________
Name:
Title:

                         MORTGAGE AND SECURITY AGREEMENT

                  THIS MORTGAGE AND SECURITY AGREEMENT is dated as of the 21st day of November, 2002 (the "Mortgage") by and between EP MEDSYSTEMS, Inc., a New Jersey corporation, with an address of Units D-1, D-2, D-3, D-4, D-5 and D-6, Cooper Run Executive Park, 575 Route 73 North, West Berlin, New Jersey 08091 (the "Mortgagor"); and Anthony Varrichio, residing at 5600 Tanner Trail Plano, Texas 75093 and William Winstrom residing at 2 Cliffside Way Andover, NJ 07821(the "Mortgagees").

                              W I T N E S S E T H:
                               -------------------

                  WHEREAS, EP MEDSYSTEMS, INC., a New Jersey corporation ("Borrower"), has executed and delivered to Mortgagees its Mortgage Notes (the "Note") each in the aggregate principal principal sum of THREE HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($375,000) both of which dated even date herewith, wherein it promises to pay to Mortgagees the aggregate principal sum of SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000.00) (the "Loan"), lawful money of the United States of America, with interest thereon at rates and times, in the manner and according to the terms and conditions specified in the Note, all of which are incorporated herein by reference; and



                 WHEREAS, in order to secure the obligations (collectively, the "Obligation"), Mortgagees have requested and Mortgagor has agreed to execute and deliver to Mortgagees this Mortgage and Security Agreement ("Mortgage") relating to the Mortgaged Property (defined below). The Note and Mortgage are hereinafter collectively referred to as the Loan Documents; and

                WHEREAS, the maximum principal amount of indebtedness intended to be secured hereby is SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000.00).

                NOW, THEREFORE, in order to secure the obligations of Mortgagor in consideration of the premises and the further sum of Ten Dollars ($10.00) to Mortgagor in hand well and truly paid by Mortgagees at or before the ensealing and delivery hereof, the receipt which of is hereby acknowledged, Mortgagor has granted, bargained and sold, aliened, enfeoffed, released, remised, conveyed, confirmed and mortgaged, and by these presents does grant, bargain and sell, alien, enfeoff, release, remise, convey, confirm, and mortgage unto Mortgagees and their successors and assigns, those certain premises known as Units D-1, D-2, D-3, D-4, D-5 and D-6, located in the Cooper Run Executive Park, 575 Route 73 North, West Berlin, Camden County, New Jersey, as more particularly described in Exhibit "A" attached hereto and made a part hereof (the "Real Estate");

                  TOGETHER with the appurtenances and all the estates and rights of mortgagor in and to the Real Estate, including without limitation the rents, fixtures, equipment, reversions, remainders, easements, issues and profits arising or issuing from the Real Estate and the improvements thereon including, but not limited to the rents, issues and profits arising or issuing from the Real Estate and the improvements thereon, including but not limited to the rents, fixtures, equipment, issues and profits arising or issuing from all insurance policies, sale agreements, licenses, options, leases and subleases now or hereafter entered into covering any part of said Real Estate or the buildings, structures and improvements thereon, all of which insurance policies, sale agreements, licenses, options, leases, subleases, rents, issues and profits are hereby assigned and shall be caused to be assigned to Mortgagees by Mortgagor. Mortgagor will execute and deliver to Mortgagees on demand such assignments as Mortgagees may require to implement this assignment;

                  TOGETHER with all the right, title and interest of Mortgagor in and to all streets, roads and public places, opened or proposed, adjoining the Real Estate, and all easements and rights of way, public or private, now or hereafter created or used in connection therewith;

                  TOGETHER with all the right, title and interest of Mortgagor, now owned or hereafter acquired, in and to any and all sidewalks and alleys adjacent to the Real Estate;

                  TOGETHER with all buildings and improvements of every kind and description now or hereafter erected or placed on the Real Estate;

                  TOGETHER with all of Mortgagor's right, title and interest now owned or hereafter acquired in and to all heating, plumbing, sprinkler, water, gas, electric power, lighting and air conditioning equipment, elevators, fixtures, building materials of any kind or nature, together with all replacements thereof and additions thereto, now, or at any time hereafter, affixed or attached to said Real Estate, buildings, structures and improvements (hereinafter collectively called "Personal Property"), all of which Mortgagor represents and warrants are and will be owned by Mortgagor free from any prior conditional sales, chattel mortgages, security interests, liens, pledges, hypothecations, charges or encumbrances and is intended to be subject to the lien of this Mortgage as if part of the realty.

                  TOGETHER with all accounts, contract rights, accounts receivable, agreements of sale, and claims of any sort relating to or arising out of the Real Estate whether now owned or hereafter acquired;

                  TOGETHER with all awards, damages, payments and other compensation, and claims therefor and rights thereto, which may result from a taking or injury by virtue of the exercise of the power of eminent domain of or to, or from any damage, injury or destruction by casualty or otherwise caused to, the Real Estate and said improvements and personality, or any part thereof, including insurance proceeds, or from any change of grade or vacation of any street abutting thereon, all of which are hereby assigned to the Mortgagees to the fullest extent permitted by law, the Mortgagees being hereby irrevocably appointed attorney-in-fact for the Mortgagor to collect and receive any such awards, damages, payments and compensation from the authorities or insurers making the same, and to give receipts and acquittances therefor, and to institute, appear in and prosecute any proceeding therefor, it being agreed that all sums collected by or paid to the Mortgagees pursuant to this assignment, net of any cost incurred by the Mortgagees in collecting the same (including attorneys' fees), shall be applied to the payment of the Obligation whether or not then due and payable, or to the restoration of the Mortgaged Property (hereafter defined) as the Mortgagees shall elect, unless otherwise set forth herein; and

                  TOGETHER with any and all proceeds (including insurance and condemnation proceeds and proceeds of other proceeds) of any of the foregoing.

                  All of the property and rights hereinabove described or mentioned being hereinafter collectively called the "Mortgaged Property".

                  TO HAVE AND TO HOLD the Mortgaged Property unto the Mortgagees, their successors and assigns, forever;

                  AND, at all times until the Obligation is satisfied in full and the terms thereof satisfied and faithfully and strictly performed, the Mortgagor does hereby covenant, promise and agree with the Mortgagees as follows:

                                    ARTICLE I

                      Covenants As To Taxes and Assessments

                  1.1 The Mortgagor will pay and discharge (i) all the taxes, general and special, levies and assessments heretofore or hereafter charged, assessed or levied against the Mortgaged Property or any part thereof by any lawful authority, or which otherwise may become a lien thereon (all of which are herein collectively called the "Taxes"); and (ii) all water and sewer rents which may be assessed or become liens on the Mortgaged Property. In default of any of the above-described payments, the Mortgagees may, but shall not be obligated to, pay the same, and such payment by the Mortgagees shall be repaid by the Mortgagor to the Mortgagees on demand, shall be secured hereby, and shall bear interest at the lesser of the following rates: (a) 0.30% percent per annum (30 basis points) greater than the rate extant on the Note, or (b) the maximum amount permitted by applicable law to be contracted for, charged or received (herein the "Default Rate") from the date the Mortgagees make such payment until such sums are repaid in full.

                                   ARTICLE II

               General Representations and Covenants of Mortgagor

                  2.1 Mortgagor will observe and perform all of the terms, covenants and conditions on the part of Mortgagor to be observed and performed under this Mortgage.

                  2.2 Mortgagor warrants and covenants that it has good and marketable fee simple title to the Mortgaged Property, subject to no forecloseable liens, claims, security interests, pledges or other encumbrances or charges. Mortgagor warrants that it has full power and lawful authority to execute and deliver this Mortgage and to mortgage to the Mortgagees all of the property and rights purported to be mortgaged by it hereunder. Mortgagor will forever warrant and defend the title to the Mortgaged Property unto the Mortgagees against the claims and demands of all persons whomsoever.

                  2.3 Mortgagor will not, without the prior written consent of Mortgagees, cause or permit any building or improvement comprising part of the Mortgaged Property to be removed or demolished, in whole or in part, or any material fixture therein to be removed or destroyed.

                  2.4 Throughout the term of this Mortgage, Mortgagor, at its sole cost and expense, will take good care of the Mortgaged Property and will keep the same in good order and condition, and make all necessary repairs thereto, interior and exterior (including parking areas), structural and non-structural, ordinary and extraordinary, and unforeseen and foreseen. All repairs made by the Mortgagor shall be equal in quality and class to the original work. The necessity for and adequacy of repairs to the buildings and improvements pursuant to this Mortgage shall be measured by the standard which is appropriate for structures of similar construction and class, provided that Mortgagor shall in any event make all repairs necessary to avoid any structural damage or injury to the buildings and improvements to keep the buildings and improvements in a proper condition.

                  2.5 Mortgagor will permit Mortgagees and Mortgagees' representatives to enter the Mortgaged Property at reasonable times on prior notice and during regular business hours to inspect the same. In case of any Event of Default, as defined hereinafter, Mortgagees may, at their option, enter the Mortgaged Property to protect, restore or repair any part thereof, but Mortgagees shall be under no obligation to do so. Mortgagor will repay to Mortgagees on demand any sums paid by Mortgagees to protect, restore or repair any part of the Mortgaged Property, with interest thereon at the Default Rate, and, until so paid, the same shall be secured by this Mortgage.

                  2.6 Throughout the term of this Mortgage, Mortgagor, at its sole cost and expense, shall promptly comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, courts, departments, commissions, boards and officers, any national or local Board of Fire Underwriters, or any other body exercising functions similar to those of any of the foregoing, which may be applicable to the Mortgaged Property, the maintenance and use thereof and the sidewalks and curbs adjoining the Mortgaged Property. Mortgagor will comply with all orders and notices of violation thereof issued by any governmental authority. Mortgagor will pay all license fees and similar municipal charges for the use of the Mortgaged Property and the other areas now or hereafter comprising part thereof or used in connection therewith and will not, unless so required by any governmental agency having jurisdiction, discontinue use of the Mortgaged Property without prior written consent of the Mortgagees. If Mortgagor shall fail to perform any covenant herein, Mortgagees may (but shall be under no obligation to) perform such covenant for the account of Mortgagor and any sums paid by Mortgagees in such event shall be repaid by Mortgagor to Mortgagees with interest thereon at the Default Rate hereof and, until so paid, the same shall be secured by this Mortgage.

                  2.7 Mortgagor shall not, without the prior written consent of either of the Mortgagees which consent shall not be unreasonably withheld, by deed, mortgage, pledge, lease, easement or other instrument grant, mortgage, pledge, convey, assign, devise or otherwise transfer all or any part of the Mortgaged Property or any interest therein, directly or indirectly, nor shall Mortgagor suffer or permit such conveyance, assignment or transfer by execution sale.

                  2.8 Mortgagor will promptly perform and observe, or cause to be performed or observed, all of the terms, covenants and conditions of all instruments of record affecting the Mortgaged Property, noncompliance with which may materially affect the security of this Mortgage, and the Mortgagor shall do or cause to be done all things necessary to preserve intact and unimpaired any and all easements, appurtenances and other interests and rights in favor of or constituting any portion of the Mortgaged Property.

                                   ARTICLE III

             Environmental Matters, Representations and Warranties.

                  3.1 Mortgagor shall comply in all material respects with all Applicable Environmental Laws (defined below).

                  Definitions. As set forth herein, "Applicable Environmental Laws" shall mean any and all existing or future federal, state and local statutes, ordinances, regulations, rules, executive orders, standards and requirements, including the requirements imposed by common law, concerning or relating to industrial hygiene and the protection of health and the environment including, without limitation: (i) the Comprehensive Environmental Response, Compensation and Liability act of 1980, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"); (ii) the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. 6901 et. seq. ("RCRA"); (iii) the Clean Air Act, as amended, 42 U.S.C. 7901 et seq.; (iv) the Clean Water Act, as amended, 33 U.S.C. 1251 et seq.; (v) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. 1801 et seq.;
(vi) the New Jersey Industrial Site Recovery Act, formerly known as the Environmental Cleanup Responsibility Act, as amended, N.J.S.A. 13:1K-6 et seq. ("ISRA"); (vii) the New Jersey Spill Compensation and Control Act, as amended, N.J.S.A. 58:10-23.11b et seq. ("Spill Act"); (viii) the New Jersey Underground Storage of Hazardous Substances Act, as amended, N.J.S.A. 58:10A-21 et seq.; and
(ix) the New Jersey Water Pollution Control Act, as amended, N.J.S.A. 58:10A-1 et seq. Any terms mentioned herein which are defined in any Applicable Environmental Law shall have the meanings ascribed to such terms in said laws; provide, however, that if any of such laws are amended so as to broaden any term defined therein, such broader meaning shall apply subsequent to the effective date of such amendment. For the purposes of this Mortgage, the term "Hazardous Materials" shall include, but shall not be limited to, petroleum fuel products, any petroleum or petroleum byproducts, PCBs, asbestos, friable asbestos or asbestos-containing material, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million, any flammable explosives, radioactive materials, any "Hazardous Substance", as such term is defined in 42 U.S.C. Section 9601(14) (herein, "Hazardous Substance"), any "Hazardous Waste", as such term is defined in 42 U.S.C. Section 6903 (5) (herein, "Hazardous Waste"), or any other material, substance, pollutant or contaminant that is considered hazardous, radioactive or toxic under any applicable federal, state or local statues, ordinances, rules or regulations now or at any time hereafter in effect.

                  3.2 Mortgagor has not caused or permitted to exist and shall not cause or permit to exist, as a result of any intentional or unintentional action or omission on its part, or any tenant's part, any releasing, spilling, leaking, pumping, emitting or dumping from, on or about the Mortgaged Property of any Hazardous Materials. Mortgagor will promptly cause the removal and remediation of any Hazardous Materials which may hereafter be found on the Mortgaged Property

                  3.3 Mortgagor shall use all ist best efforts to complete all remediation which may be required by any communication from any federal, state, county, municipal or other administrative, investigative, prosecutorial or enforcement agency or environmental or occupational safety regulatory agency ("Environmental Regulator") and to obtain from all such Environmental Regulators having jurisdiction thereof any approvals and certifications as can be obtained from such agencies from time to time to confirm Mortgagor's completion of all remediation and Mortgagor's compliance with all governmental requirements applicable thereto.

                  3.4 In the event of failure of Mortgagor to comply with any provision of this Mortgage or any other Loan Document relating to Hazardous Substances, Applicable Environmental Laws or Environmental Regulators, or if Mortgagees shall have reason to believe that any Hazardous Substance has been or is likely to be released on, in or under the Mortgaged Property (except in compliance with all Applicable Environmental Laws), Mortgagees may do any or all of the following: (i) Mortgagees shall have the right to investigate, or to demand that Mortgagor investigate and report to Mortgagees on (in which case Mortgagor shall investigate and report to Mortgagees on) the result of the investigation of such location, and if Mortgagees request, provide this investigation through an independent reputable environmental consulting or engineering firm reasonably acceptable to both Parties; (ii) without obligation to do so, to cure such default or to comply or cause compliance, or to demand that Mortgagor cure such default or comply or cause compliance, with any or all Environmental Laws. All of the foregoing shall be at the expense of Mortgagor, and any expense incurred by Mortgagees in connection with any of the foregoing (including without limitation its expenses relating to attorney's fees and any environmental consultants or engineers) shall be an additional obligation of Mortgagor.


                  3.5 The Mortgagor represents and warrants that on the date hereof, the fair market value of the the Mortgaged Property is not less than $750,000.

                  3.6 This Mortgage and Loan Documents have been duly approved by all necessary corporate actionon the part of the Mortgagor and the Mortgagor shall deliver a certified copy of the resolutions authorizing the transactions contemplated by the Loan Documents to Mortgagees.



                                   ARTICLE IV

                        Insurance, Damage or Destruction

                  4.1 The Mortgagor will insure itself and the Mortgaged Property against such perils and to such limits as the Mortgagees shall reasonably require for the full replacement value of the Mortgaged Property. All such insurance shall be in such forms and with such companies, and written in such amounts and with such deductibles and endorsements, as may be reasonably satisfactory to the Mortgagees from time to time, and losses thereunder shall be payable to the Mortgagees under a standard form of mortgagee endorsement and shall require that the insurer provide Mortgagees with thirty (30) days notice in the event of cancellation alteration, amendment, reduction incoverage or any other change to such policy. Within 15 days of the date hereof, Mortgagor shall deliver a certificate of insurance reflecting the foregoing Mortgagee.

                  4.2 Mortgagor will promptly notify the Mortgagees of any material loss thereunder, and the Mortgagees may, after notice of its intention to do so to Mortgagor, make proof of loss thereof if not made within a reasonable time by Mortgagor. After an Event of Default, Mortgagees may, after notice of their intention to do so to Mortgagor, on behalf of Mortgagor, adjust and compromise any claims under such insurance and collect and receive the proceeds thereof and endorse drafts and Mortgagees are hereby irrevocably appointed attorney-in-fact of Mortgagor for such purposes. Mortgagees may deduct from such proceeds any expenses properly incurred by Mortgagees in collecting same, including reasonable counsel fees. Mortgagees shall hold such proceeds for the purposes set forth in Article VI of this Mortgage.

                                    ARTICLE V

                                  Condemnation

                  5.1 The Mortgagor promptly upon obtaining knowledge of the institution of any proceedings for the condemnation of a material portion of the Mortgaged Property or any part thereof shall notify the Mortgagees of the pendency of such proceedings. After an Event of Default, the Mortgagees may, after notice of their intention to do so to Mortgagor, appear and prosecute such proceedings, pursuant to the appointment and assignment given herein by the Mortgagor to the Mortgagees; provided, however, that Mortgagor shall have no right or authority to execute any instrument of conveyance or confirmation in favor of the condemnor except subject hereto, nor to accept any payment or settle or compromise any claim of the Mortgagor arising out of such condemnation proceedings without the consent of either of the Mortgagees. The Mortgagees' election not to appear in or prosecute such proceedings shall not diminish any right the Mortgagees may have to receive any amount paid in connection with such condemnation and to apply such funds as herein provided.

                                   ARTICLE VI

              Distribution Upon Damage, Destruction or Condemnation

                  6.1 After an Event of Default, in the event the whole or substantially all of the Mortgaged Property shall be destroyed or damaged, Mortgagees shall have the right to collect the proceeds of any insurance and to retain and apply such proceeds, to the restoration, repair, replacement, rebuilding or alteration (herein sometimes collectively called the "Restoration") of the Mortgaged Property. After an Event of Default, in the event the whole or substantially all of the Mortgaged Property shall be taken in condemnation proceedings or by agreement between Mortgagor and Mortgagees and the condemning authority, Mortgagees shall apply such award or proceeds thereof first to satisfaction of the Obligation, and any balance then remaining shall be paid to the Mortgagor. For the purposes of this Article VI, "substantially all of the Mortgaged Property" shall be deemed to have been damaged, destroyed or taken if the portion of the Mortgaged Property not so damaged, destroyed or taken cannot be repaired or reconstructed so as to constitute a complete structure and facility usable in substantially the manner as prior to the damage, destruction or taking.

                  6.2 So long as no Event of Default has occurred, in the event of partial destruction or partial condemnation, all of the proceeds or awards shall be collected and held by Mortgagor, and shall be applied by Mortgagor to the payment of the Restoration.

                  6.3 No damage, destruction or condemnation of the Mortgaged Property nor any application of insurance or condemnation proceeds to the payment of the Obligation shall postpone or reduce the amount of any of the current installments of principal or interest becoming due under the Note which shall continue to be made in accordance with the terms of the Note until the Note and all interest due thereunder are paid in full.

                                   ARTICLE VII

                         Events of Default and Remedies

                  7.1 Each of the following shall constitute an "Event of Default" under this Mortgage:

                  (a) Failure of Borrower to make any payment required to be made by it hereunder or under the Notes within 15 days of the due date; and such failure continues for 15 days following written notic of nonpayment to Borrower at or

                  (b) Failure of Mortgagor to make any payment of Taxes required to be made by it within 30 days of the due date with respect to the Mortgaged Property; or

                  (c) Appointment of a custodian, receiver, liquidator or trustee of Mortgagor or of any of the property of Mortgagor; insolvency of Mortgagor; the filing by or against Mortgagor of any petition for the bankruptcy, reorganization or arrangement of Mortgagor pursuant to the Federal Bankruptcy Code or any similar federal or state statute and, in the case of any such petition filed against Mortgagor, such petition is not dismissed within ninety (90) days; or the institution of any proceeding for the dissolution or liquidation of Mortgagor or any assignment for the benefit of creditors made by Mortgagor; or

                  (d) Any written notice, communication or representation by Borrower refuting its obligation, or admitting its inability, to pay interest and/or principal under the Note.

                  (e) Any failure by Borrower to perform any of its obligations hereunder or under any of the Loan Documents which failure continues for thirty
(30) days following written notice of such failure

                  (f) If any representation, warranty, certificatio, or other information made or furnished hereunder or at any time by Mortgagor to Mortgagees in connection with the Loan Documents shall eb false or misleading in any material repsect; or (g) the actual or threatened demolition or removal (or commencement of demolition or removal ) of any of the Mortgaged Property; provided, howeverm, that any such threatened demolition shall not constitute an Event of Default hereunder if Mortgagor shall within ten (10) ten days of the making of such threat obtain an order of any court of competent jurisdiction staying any such demolition or removal and shall thereafter proceed diligently to remove such threat; or

                  (h) Any lien (including without limitation, mechanics lien) or other encumbrances whall be filed with repect to the Mortgaged Property shall not be discharged by payment or bonding or otherwise within thirty (30) days after filing.

                  7.2 Upon an Event of Default, interest shall accrue at the Default Rate and Mortgagees shall have the right, but not the obligation, to request that Mortgagor deed the Mortgaged Property to Mortgagees within seven
(7) days of such request and Mortgagor shall comply with same. If the Mortgaged Property is deeded to Mortgagees in accordance with this Paragraph 7.2, Mortgagor shall arrange for the sale of the Mortgaged Property through a commercial auction establishment. If any proceeds of such sale remain after payment of (i) any principal and interest due under the Note; (ii) reasonable expenses incurred by Mortgagees in connection with the sale and transfer of the Mortgaged Property, including, without limitation, those costs or expenses associated with preparation or obtaining of the deed, the sale of the Mortgaged Property or any legal, real estate, appraisal or auction fees; and (iii) a default handling fee equal to five percent (5%) of the sale price, then such net proceeds shall be payable to the Mortgagor.

                  7.3 Upon the failure of Mortgagor to deed over the Mortgaged Property as set forth in Paragraph 7.2 after the occurrence of an Event of Default, Mortgagees shall have and may exercise all rights and remedies permitted by law, including without limitation the right to foreclose this Mortgage, and proceed thereon to final judgment and execution thereon for the entire unpaid balance of said Obligation, with interest, at the Default Rate and pursuant to the methods of calculation specified in the Mortgage Note, together with all other sums secured by this Mortgage, all cost of suits, interest at the Default Rate on any judgment obtained by Mortgagees from and after the date of any Sheriff's Sale of the Mortgaged Property until actual payment is made by the Sheriff of the full amount due Mortgagees, and reasonable attorney's fees, without further stay, and law, usable or custom to the contrary notwithstanding.

                  7.4 From and after the occurrence of an Event of Default, the Mortgagees may proceed to protect and enforce their rights under this Mortgage by suit for specific performance of any covenant herein contained, or in aid of the execution of any power herein granted, or for the foreclosure of this Mortgage and the sale of the Mortgaged Property under the judgment or decree of a court of competent jurisdiction, or for the enforcement of any other right as the Mortgagees shall deem most effectual for such purpose.

                  7.5 No failure or delay on the part of the Mortgagees in exercising any right, power or privilege under this Mortgage, and no course of dealings between the Mortgagor and the Mortgagees, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on Mortgagor shall entitle Mortgagor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Mortgagees to any other or further action in the same or other circumstances without notice or demand.

                  7.6 The rights and remedies of Mortgagees expressed or contained in this Mortgage are cumulative and no one of them shall be deemed to be exclusive of the others or of any right or remedy Mortgagees may now or hereafter have at law or in equity. The covenants of this Mortgage shall run with the land and bind the Mortgagor and, unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, its successors and assigns and all subsequent owners, encumbrancers, tenants and subtenants of the Mortgaged Property and shall inure to the benefit of Mortgagees and their successors and assigns and all subsequent holders of this Mortgage and the Obligation.

                  7.7 Either of the Mortgagees may in their discretion and at their prorate portion of their investment from time to time grant to Mortgagor indulgences, forbearances and extensions of the Obligation, may release, with or without consideration, any portion of the Mortgaged Property from the lien hereof, and may accept other and further collateral security for the payment of and strict and faithful performance of the Obligation, all without otherwise affecting the lien or priority of this Mortgage, and the release of any portion of the Mortgaged Property from the lien hereof shall not affect the lien of this Mortgage with respect to the remainder of the Mortgaged Property.

                  7.8 The Mortgagor hereby waives and relinquishes the benefits of all present and future laws (i) exempting the Mortgaged Property or any other property or any part of the proceeds of sale thereof from attachment, levy or sale on execution; (ii) staying execution or other process; and (iii) requiring valuation or appraisement of the Mortgaged Property or any other property levied or sold upon execution under any judgment recovered for the Obligation.

                                  ARTICLE VIII

                            Miscellaneous Provisions

                  8.1 All notices, demands, requests and consents required under this Mortgage shall be in writing. All such notices, demands, requests and consents shall be deemed to have been properly given if sent by United States registered or certified mail, return receipt requested, postage prepaid, if addressed to either of the Mortgagees at 5600 Tanner Trail Plano, Texas 75093 or 2 Cliffside Way Andover, NJ 07821 and if addressed to Mortgagor at Cooper Run Executive Park, 575 Route 73 North, West Berlin, New Jersey 08091, Attention:
President, or at such other address or addresses as either party may hereafter designate in writing to the other. Notices, demands and requests which shall be served by registered or certified mail, return receipt requested, upon Mortgagor or Mortgagees, in the manner aforesaid, shall be deemed sufficiently served or given for all purposes hereunder two (2) days after the time such notice, demand or request shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid, in any Post Office or Branch Post Office regularly maintained by the United States Government.

                  8.2 If Mortgagor complies with the provisions of this Mortgage and Borrower pays to Mortgagees all sums secured by the Loan Documents in accordance with the terms of and at the times provided thereof, without deduction, fraud or delay, then this Mortgage and the estate and security interest hereby granted and created shall then cease, terminate and become void, and Mortgagees shall execute and deliver such mortgage satisfactions and other documents as Mortgagor may reasonably request to evidence the same.

                  8.3 Mortgagor shall promptly cause this Mortgage to be duly recorded in the Office for the Recording of Deeds and Mortgages in and for Camden County, New Jersey and shall pay all recording fees and other costs incurred in connection therewith.

                  8.4 All amendments and modifications of this Mortgage must be in writing.

                  8.5 If any term or provision of this Mortgage or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Mortgage, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Mortgage shall be valid and be enforced to the fullest extent permitted by law.

                  8.6 This Mortgage is granted in connection with a commercial loan transaction and is not a residential mortgage.

                  8.7 This Mortgage and all terms, covenants and conditions hereof shall inure to the benefit of and bind the parties hereto, their successors and assigns, to the extent assignments are permitted herein.

                  8.8 The interest accrues on the principal sum evidenced by the Note at a fixed rate in accordance with the terms of the Note.

                  8.9 MORTGAGOR HAS RECEIVED A FULLY EXECUTED COPY OF THIS MORTGAGE WITHOUT CHARGE.

                  8.10 Waiver of Jury Trial. MORTGAGOR AND MORTGAGEES IRREVOCABLY, AS AN INDEPENDENT COVENANT, WAIVE JURY TRIAL AND THE RIGHT THERETO IN ANY ACTION OR PROCEEDING BETWEEN MORTGAGOR AND MORTGAGEES,WHETHER HEREUNDER OR OTHERWISE.

                  IN WITNESS WHEREOF, the Mortgagor has executed and delivered this Mortgage on the day and year first above written.



ATTEST:                                     MORTGAGOR:

                                           EP MEDSYSTEMS, Inc.,
                                           a New Jersey corporation


By:___________________________              By:________________________________
Name:                                                Name:
Title:                                               Title:




The address of the Mortgagee is:



--------------------------
On behalf of Mortgagee



By:___________________________
Name:
Title:



The address of the Mortgagee is:



--------------------------
On behalf of Mortgagee

STATE OF NEW JERSEY                         :
                                                     :        ss.
COUNTY OF                                            :


                  On this the day of November, 2002 , before me, the undersigned officer, personally appeared ______________________, acknowledged himself/herself to the ____________ of, a New Jersey corporation, and that as such officer, being authorized to do so, executed the foregoing instrument for the uses and purposes therein contained by signing his/her name as such officer and that he/she received a true and correct copy of such instrument and of all other documents referred to therein.

                  IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                                       -----------------------------------
                                                     Notary Public


                                                     My Commission Expires:

                                   EXHIBIT "A"

Property The Property consists of condominium units located in the Township of Berlin, County of Camden and State of New Jersey, commonly known as Cooper Run Executive Park, 575 Route 73 North Units D-1, D-2, D-3, D-4, D-5, D-6, West Berlin, New Jersey 08091. The legal description of the Property is:

Tract No. 1 Unit D-1
         All that certain lot, piece or parcel of land with the buildings and improvements thereon erected, situate, lying and being in the TOWNSHIP OF BERLIN, COUNTY OF CAMDEN, STATE OF NEW JERSEY, and other appurtenances thereto, in fee simple, subject to the provisions of the state of New Jersey Condominium Act (R.S.46B-1, et. Seq.) as amended and to the provisions of that certain Master Deed of Cooper Run Executive Park Condominium, a condominium, dated 2/1/89, recorded in the Officer of the Register of Deeds of Camden County on 2/28/89, in Deed Book 4355 page 183 which real property is more particularly described as UNIT NO. D-1 of said Condominium, together with other appurtenances to said Unit, which Unit and appurtenances have been more specifically defined in the Master Deed, which is comprised of premises known as Block 1002 Lot 6 on the Tax Map of Berlin Township, New Jersey, and including an undivided 4.166% fee interest in the general common elements of said Condominium appurtenant to said Unit, which unit and appurtenant general common elements have been more specifically defined in the Master Deed and depicted on certain exhibits thereto.

Tract No. 2 Unit D-2
         All that certain lot, piece or parcel of land with the buildings and improvements thereon erected, situate, lying and being in the TOWNSHIP OF BERLIN, COUNTY OF CAMDEN, STATE OF NEW JERSEY, and other appurtenances thereto, in fee simple, subject to the provisions of the state of New Jersey Condominium Act (R.S.46B-1, et. Seq.) as amended and to the provisions of that certain Master Deed of Cooper Run Executive Park Condominium, a condominium, dated 2/1/89, recorded in the Officer of the Register of Deeds of Camden County on 2/28/89, in Deed Book 4355 page 183 which real property is more particularly described as UNIT NO. D-2 of said Condominium, together with other appurtenances to said Unit, which Unit and appurtenances have been more specifically defined in the Master Deed, which is comprised of premises known as Block 1002 Lot 6 on the Tax Map of Berlin Township, New Jersey, and including an undivided 4.166% fee interest in the general common elements of said Condominium appurtenant to said Unit, which unit and appurtenant general common elements have been more specifically defined in the Master Deed and depicted on certain exhibits thereto.

Tract No. 3 Unit D-3
         All that certain lot, piece or parcel of land with the buildings and improvements thereon erected, situate, lying and being in the TOWNSHIP OF BERLIN, COUNTY OF CAMDEN, STATE OF NEW JERSEY, and other appurtenances thereto, in fee simple, subject to the provisions of the state of New Jersey Condominium Act (R.S.46B-1, et. Seq.) as amended and to the provisions of that certain Master Deed of Cooper Run Executive Park Condominium, a condominium, dated 2/1/89, recorded in the Officer of the Register of Deeds of Camden County on 2/28/89, in Deed Book 4355 page 183 which real property is more particularly described as UNIT NO. D-3 of said Condominium, together with other appurtenances to said Unit, which Unit and appurtenances have been more specifically defined in the Master Deed, which is comprised of premises known as Block 1002 Lot 6 on the Tax Map of Berlin Township, New Jersey, and including an undivided 4.166% fee interest in the general common elements of said Condominium appurtenant to said Unit, which unit and appurtenant general common elements have been more specifically defined in the Master Deed and depicted on certain exhibits thereto.

Tract No. 4 Unit D-4
         All that certain lot, piece or parcel of land with the buildings and improvements thereon erected, situate, lying and being in the TOWNSHIP OF BERLIN, COUNTY OF CAMDEN, STATE OF NEW JERSEY, and other appurtenances thereto, in fee simple, subject to the provisions of the state of New Jersey Condominium Act (R.S.46B-1, et. Seq.) as amended and to the provisions of that certain Master Deed of Cooper Run Executive Park Condominium, a condominium, dated 2/1/89, recorded in the Officer of the Register of Deeds of Camden County on 2/28/89, in Deed Book 4355 page 183 which real property is more particularly described as UNIT NO. D-4 of said Condominium, together with other appurtenances to said Unit, which Unit and appurtenances have been more specifically defined in the Master Deed, which is comprised of premises known as Block 1002 Lot 6 on the Tax Map of Berlin Township, New Jersey, and including an undivided 4.166% fee interest in the general common elements of said Condominium appurtenant to said Unit, which unit and appurtenant general common elements have been more specifically defined in the Master Deed and depicted on certain exhibits thereto.

Tract No. 5 Unit D-5
         All that certain lot, piece or parcel of land with the buildings and improvements thereon erected, situate, lying and being in the TOWNSHIP OF BERLIN, COUNTY OF CAMDEN, STATE OF NEW JERSEY, and other appurtenances thereto, in fee simple, subject to the provisions of the state of New Jersey Condominium Act (R.S.46B-1, et. Seq.) as amended and to the provisions of that certain Master Deed of Cooper Run Executive Park Condominium, a condominium, dated 2/1/89, recorded in the Officer of the Register of Deeds of Camden County on 2/28/89, in Deed Book 4355 page 183 which real property is more particularly described as UNIT NO. D-5 of said Condominium, together with other appurtenances to said Unit, which Unit and appurtenances have been more specifically defined in the Master Deed, which is comprised of premises known as Block 1002 Lot 6 on the Tax Map of Berlin Township, New Jersey, and including an undivided 4.166% fee interest in the general common elements of said Condominium appurtenant to said Unit, which unit and appurtenant general common elements have been more specifically defined in the Master Deed and depicted on certain exhibits thereto.

Tract No. 6 Unit D-6
         All that certain lot, piece or parcel of land with the buildings and improvements thereon erected, situate, lying and being in the TOWNSHIP OF BERLIN, COUNTY OF CAMDEN, STATE OF NEW JERSEY, and other appurtenances thereto, in fee simple, subject to the provisions of the state of New Jersey Condominium Act (R.S.46B-1, et. Seq.) as amended and to the provisions of that certain Master Deed of Cooper Run Executive Park Condominium, a condominium, dated 2/1/89, recorded in the Officer of the Register of Deeds of Camden County on 2/28/89, in Deed Book 4355 page 183 which real property is more particularly described as UNIT NO. D-6 of said Condominium, together with other appurtenances to said Unit, which Unit and appurtenances have been more specifically defined in the Master Deed, which is comprised of premises known as Block 1002 Lot 6 on the Tax Map of Berlin Township, New Jersey, and including an undivided 4.166% fee interest in the general common elements of said Condominium appurtenant to said Unit, which unit and appurtenant general common elements have been more specifically defined in the Master Deed and depicted on certain exhibits thereto.